EXHIBIT 99
News
For Immediate Release November 1, 2006	Contact:
Rick B. Honey (212) 878-1831

JEAN-PAUL VALLÈS RESIGNS FROM MINERALS TECHNOLOGIES INC. BOARD OF DIRECTORS
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Served as Chairman and CEO from MTI's IPO in 1992 to 2001
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NEW YORK, November 1—Minerals Technologies Inc. (NYSE: MTX) announced that Jean-Paul Vallès, Ph.D., chairman emeritus, has resigned from the company's Board of Directors, effective yesterday. Dr. Vallès tendered his resignation soon after reaching his 70th birthday, which, he said, had been his original plan for stepping down from the Board.

      "Jean-Paul Vallès is really the 'father' of Minerals Technologies Inc." said Paul R. Saueracker, chairman, president and chief executive officer. "J-P took this company public in 1992 through an initial public offering from Pfizer Inc, and served as chairman and CEO from then until 2001, when he was named chairman emeritus of the Board. During that time, our sales grew from $394 million to $671 million. His vision, strategic insight and business acumen were instrumental in the growth and profitability of our research-based company."

      Before joining Minerals Technologies, Jean-Paul Vallès had a long and distinguished career at Pfizer Inc, which he joined in 1968. While there, he assumed positions of increasing responsibility, including vice president of finance and chief financial officer, senior vice president, executive vice president and vice chairman. Dr. Vallès served on the Board of Directors of Pfizer from 1980 to 2005.

      Minerals Technologies Inc. is a resource- and technology-based company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services.

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For further information about Minerals Technologies Inc. look on the Internet at http://www.mineralstech.com